Exhibit 10.3

FIRST AMENDMENT
TO THE
HOMEFEDERAL BANK
DIRECTOR DEFERRED FEE AGREEMENT
DATED NOVEMBER 22, 2005
FOR
DAVID W. LAITINEN

THIS FIRST AMENDMENT is adopted this 24 day of July, 2007, effective as of January 1, 2006, by and between HOMEFEDERAL BANK, a state-chartered bank located in Columbus, Indiana (the “Bank”), and David W. Laitinen (the “Director”).

The Bank and Director executed the DIRECTOR DEFERRED FEE AGREEMENT on November 22, 2005 effective as of January 1, 2006 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code.  Therefore, the following changes shall be made:

Section 1.18 of the Agreement shall be deleted in its entirety and replaced by the following:

1.18
“Separation from Service” means the termination of the Director’s service with the Bank for reasons other than death.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service.  A Separation from Service will be considered to have occurred if the Bank and the Director reasonably anticipate that (1) the Director will not perform any services for the Bank after the Director’s termination; or (2) the Director will continue to provide services for the Bank following such termination at an annual rate that is less than fifty percent (50%) of the bona fide services that were provided during the twelve (12) months immediately preceding the termination.

The following Section 1.18a shall be added to the Agreement immediately following Section 1.18:

1.18a
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank or any entity required to be aggregated with the Bank under Section 414(b) or 414(c) of the Code is publicly traded on an established securities market or otherwise.

The following Sections 4.4 and 4.5 shall be added to the Agreement immediately following Section 4.3:

4.4	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Director’s income as a result of the failure of this non-

qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

4.5	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)	must, for benefits distributable under Section 4.1, be made at least twelve (12) months prior to the first scheduled distribution;
(c)
must, for benefits distributable under Section 4.1 and 4.2, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 10 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 10
Amendments and Termination

10.1
Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Director.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

10.2
Plan Termination Generally.  The Bank and Director may terminate this Agreement at any time.  Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if this Agreement is terminated in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank or of the Corporation, or in the ownership of a substantial portion of the assets of the Bank or the Corporation as described in Section 409A(2)(A)(v) of the Code, provided that the termination of this Agreement was effected through an irrevocable action taken by the Bank and provided further that all distributions are made no later than twelve (12) months following such termination of the Agreement and that all the Bank's arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination provided further that the termination of this Agreement does not occur proximate to a downturn in the financial health of the Bank, and provided further that the Bank does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination;

then the Bank may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

Section 11.10 of the Agreement shall be deleted in its entirety and replaced by the following:

11.10
Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by the Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.  Any alternative acts shall be restricted to actions which do not violate Section 409A of the Code.

The following Sections 11.14 shall be added to the Agreement immediately following Section 11.13:

11.14
Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS OF THE ABOVE, the Bank and the Director hereby consent to this First Amendment.

Director:	HOMEFEDERAL BANK

/s/ David W. Laitinen	By	/s/ John K. Keach, Jr.
David W. Laitinen	Title	Chairman/CEO

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